SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2007

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On July 17, 2007, LCNB Corp. issued an earnings release announcing its financial results for the second quarter ended June 30, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On July 17, 2007, LCNB Corp. issued an earnings release announcing its financial results for the second quarter ended June 30, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated July 17, 2007

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: July 17, 2007	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

July 17, 2007

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2007

LCNB Corp. today announced net income of $1,597,000 ($0.25 basic and diluted earnings per share) for the second quarter, 2007.  This compares to $1,609,000 ($0.25 basic and diluted earnings per share) for the second quarter, 2006.  Return on average assets for the three months ended June 30, 2007 and 2006 was 1.18% and 1.19%, respectively.  Return on average equity for the second quarter, 2007 and 2006 was 12.35% for both periods.  Net interest income for the second quarter, 2007 was $3,000 less than the second quarter, 2006 and non-interest income for the second quarter, 2007 was $3,000 greater than the same period in 2006.  Non-interest expense for the second quarter, 2007 was $154,000 greater than the second quarter, 2006.  The provision for loan losses for the second quarter, 2007 was $123,000 less than the second quarter, 2006.

Net income for the six months ended June 30, 2007 and 2006 was $2,995,000 ($0.47 basic and diluted earnings per share) and $3,218,000 ($0.49 basic and diluted earnings per share), respectively.  Return on average assets for the 2007 period was 1.11%, compared to 1.20% for the first half of 2006.  Return on average equity for the six months ended June 30, 2007 and 2006 was 11.69% and 12.41%, respectively.  Net interest income for the first half of 2007 was $68,000 less than first half of 2006, primarily due to a decrease in the net interest margin, on a tax-equivalent basis, from 3.92% for the 2006 period to 3.85% for the 2007 period.  This decrease was partially offset by growth in the loan portfolio.  Non-interest income for the first half of 2007 was $4,000 greater than during the first half of 2006.   Non-interest expense for the first half of 2007 was $227,000 greater than the same period in 2006, largely due to increases in salaries and benefits.  The provision for loan losses was $49,000 greater during the first half of 2007, when compared to the first half of 2006.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with 22 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Share and per share data have been restated to reflect a 100% stock dividend paid on May 10, 2007.

Condensed Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest income	$7,931	7,471	15,783	14,795
Interest expense	3,372	2,909	6,694	5,638
Net interest income	4,559	4,562	9,089	9,157
Provision for loan losses	23	146	83	34
Net interest income after provision	4,536	4,416	9,006	9,123
Non-interest income	2,157	2,154	4,103	4,099
Non-interest expense	4,560	4,406	9,149	8,922
Income before income taxes	2,133	2,164	3,960	4,300
Provision for income taxes	536	555	965	1,082
Net income	$1,597	1,609	2,995	3,218

Dividends per common share	$0.155	0.15	0.31	0.30
Basic earnings per common share	$0.25	0.25	0.47	0.49
Diluted earnings per common share	$0.25	0.25	0.47	0.49
Average basic shares outstanding	6,360,845	6,512,264	6,368,322	6,523,890
Average diluted shares outstanding	6,361,771	6,514,809	6,369,632	6,526,388

Selected Financial Ratios
Return on average assets	1.18%	1.19%	1.11%	1.20%
Return on average equity	12.35%	12.35%	11.69%	12.41%
Dividend payout ratio	62.00%	60.00%	65.96%	61.22%
Net interest margin (tax equivalent)	3.84%	3.87%	3.85%	3.92%

Selected Balance Sheet Items	June 30, 2007	December 31, 2006
Investment securities	$97,982	114,474

Loans	394,640	390,370
Less allowance for loan losses	2,050	2,050
Net loans	392,590	388,320

Total assets	540,292	548,215
Total deposits	479,846	478,615
Short-term borrowings	1,253	15,370
Long-term debt	5,000	-
Total shareholders’ equity	51,129	50,999

Shares outstanding at period end	6,345,486	6,379,636

Book value per share	$8.06	7.99
Equity to assets ratio	9.46%	9.30%

Assets Under Management
LCNB Corp. total assets	$540,292	548,215
Trust and investments (fair value)	193,968	201,566
Mortgage loans serviced	41,608	42,431
Business cash management	26,895	27,262
Brokerage accounts (fair value)	55,364	50,816
Total assets managed	$858,127	870,290